Exhibit 99.1

ACI Worldwide, Inc. Reports Financial Results for the
Quarter Ended September 30, 2020

FINANCIAL HIGHLIGHTS

•Q3 revenue of $316 million, adjusted EBITDA of $87 million and net income of $16 million

•Q3 recurring revenue was 77% of total revenue, up from 69% in Q3 last year

•Q3 cash flow from operating activities of $67 million, up 107% from Q3 last year

•Hosting Analyst Day November 10, 2020

NAPLES, FLA — November 5, 2020 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of real-time digital payment solutions and software, today announced financial results for the quarter ended September 30, 2020.

“During the pandemic, ACI has focused on keeping our employees and their families safe, assuring continuity of service to our customers, and preparing the Company to emerge from this challenging time stronger than before.” said Odilon Almeida, President and CEO of ACI Worldwide. “We are advancing on all of those fronts and continue to drive toward our goal of creating significant value for our shareholders, which is demonstrated by our performance year-to-date. Our net EBITDA margin improved from 26% to 31% over last year, and adjusted EBITDA is up 25% on revenue growth of 6% compared to the same period last year. While our On Premise business – our most profitable segment – continues to be temporarily impacted by COVID-related delays, our team continues to focus on creating value for our shareholders.”

Mr. Almeida continued, “We recently finalized our Three Pillar Strategy and have started implementing it across our business. We are building an agile and nimble organization, focusing our investments on real-time payments, large sophisticated global merchants, and fast-growing emerging markets. We have the right team, assets, and strategy to build an organization well positioned for continuous profitable growth and significant value creation. We look forward to sharing more details of the new ACI strategy at our upcoming virtual analyst day on November 10, 2020.”

Q3 2020 FINANCIAL RESULTS
Total bookings increased 43% compared to Q3 2019 while new bookings were down 5% compared to Q3 2019. Despite new bookings being up 71% in the Company’s On Demand business, new bookings were down 27% in the Company’s On Premise license software business due to COVID-related delays in purchasing decisions by ACI’s bank customers.

Revenue in the quarter was $316 million, down 11% compared to Q3 2019, primarily from lower non-recurring license fee revenue in ACI’s On Premise business, which was impacted by COVID-related delays. Recurring revenue was 77% of total revenue in Q3 2020, compared to 69% of total revenue in Q3 2019.

Net income in the quarter was $16 million, compared to $32 million in Q3 2019. Adjusted EBITDA in the quarter was $87 million, down 13% year-over-year. Net adjusted EBITDA margin was 38% versus 39% in Q3 2019.

Revenue from ACI’s On Demand segment was $190 million, down 1% year-over-year. On Demand segment net adjusted EBITDA margin improved to 32%, compared to 20% in the prior year period. On Demand segment net adjusted EBITDA margin is adjusted for pass through interchange revenue of $88 million and $99 million, for Q3 2020 and Q3 2019, respectively.

Revenue from ACI’s On Premise segment was $126 million, down 23% from Q3 last year primarily from lower non-recurring license revenue. On Premise segment adjusted EBITDA margin was 55% in Q3 2020 versus 61% in Q3 2019.

ACI ended Q3 2020 with a 12-month backlog of $1.1 billion and a 60-month backlog of $5.9 billion.

Cash flows from operating activities in the quarter were $67 million, up 107% from Q3 last year. ACI ended the quarter with $134 million in cash on hand and approximately $340 million available on the Company’s revolver credit facility. The Company paid down $50 million in debt during the quarter and the Company’s net debt leverage ratio declined to 3.3x.

YEAR-TO-DATE 2020 FINANCIAL RESULTS
Total bookings increased 38% and new bookings increased 15% in the nine-months ended September 30, 2020 compared to the same period last year. While new bookings were up 67% in ACI’s On Demand business, new bookings were down 12% in ACI’s On Premise license software business due to COVID-related delays in purchasing decisions by the Company’s bank customers.

Revenue in the nine-months ended September 30, 2020 was $907 million, up 6% compared to the same period last year driven primarily by the acquisition of Speedpay in May 2019. Recurring revenue was 80% of total revenue in the nine-months ended September 30, 2020 compared to 74% of total revenue in the same period last year.

Net income in the nine-months ended September 30, 2020 of $6 million compared to $12 million in the same period last year. Adjusted EBITDA in the nine-months ended September 30, 2020 was $203 million, up 25% compared to the same period last year. Net adjusted EBITDA margin was 31% versus 26% in the same period last year, due primarily to cost reduction initiatives, as well as the Speedpay acquisition.

Revenue from ACI’s On Demand segment was $564 million in the nine-months ended September 30, 2020, up 19% from the same period last year. On Demand segment net adjusted EBITDA margin improved to 29% compared to 14% last year. On Demand segment net adjusted EBITDA margin is adjusted for pass through interchange revenue of $252 million and $222 million, for the nine-months ended September 30, 2020 and 2019, respectively.

Revenue from ACI’s On Premise segment was $343 million in the nine-months ended September 30, 2020, down 10% from the same period last year primarily as a result of lower non-recurring license revenue. On Premise segment adjusted EBITDA margin was 46% in the nine-months ended September 30, 2020 versus 48% in the same period last year.

GUIDANCE
While a significant portion of ACI’s revenues are recurring and the Company is optimistic about its pipeline of deals, the duration and severity of the COVID-19 pandemic has caused uncertainty regarding the timing of signing and realizing of revenue from new business. As previously announced, ACI has suspended guidance regarding its financial outlook for the full year 2020.

CONFERENCE CALL TO DISCUSS FINANCIAL RESULTS
Management will host a conference call at 8:30 am ET today to discuss these results. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, international: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 4956507. There will be a replay of the call available for two weeks on (855) 859-2056 for US/Canada callers and +1 (404) 537-3406 for international participants.

About ACI Worldwide
ACI Worldwide powers electronic payments for more than 6,000 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries, as well as thousands of global merchants, rely on ACI to execute $14 trillion each day in payments and securities. In addition, myriad organizations utilize our electronic bill presentment and payment services. Through our comprehensive suite of software solutions delivered on customers’ premises, through the public cloud or through ACI’s private cloud, we provide real-time, immediate payments capabilities and enable the industry’s most complete omni-channel payments experience.

© Copyright ACI Worldwide, Inc. 2020.

ACI, ACI Worldwide, ACI Payment Systems, the ACI logo and all ACI product names are trademarks or registered trademarks of ACI Worldwide, Inc., or one of its subsidiaries, in the United States, other countries or both. Other parties’ trademarks referenced are the property of their respective owners.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis
ACI Worldwide
239-403-4627
john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization and stock-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP.

We believe that these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•Adjusted EBITDA: net income (loss) plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization and stock-based compensation, as well as significant transaction-related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, net income (loss).

•Net Adjusted EBITDA Margin: Adjusted EBITDA divided by revenue net of pass through interchange revenue. Net Adjusted EBITDA Margin should be considered in addition to, rather than as a substitute for, net income (loss).

ACI is also presenting adjusted operating free cash flow, which is defined as net cash provided by operating activities and net after-tax payments associated with significant transaction-related expenses, less capital expenditures. Adjusted operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize adjusted operating free cash flow as a further indicator of operating performance and for planning investment activities. Adjusted operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of adjusted operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that adjusted operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI backlog includes estimates for SaaS and PaaS, license, maintenance, and services revenue specified in executed contracts but excluded from contracted revenue that will be recognized in future periods, as well as revenue from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimates are derived using the following key assumptions:

•License arrangements are assumed to renew at the end of their committed term or under the renewal option stated in the contract at a rate consistent with historical experience. If the license arrangement includes extended payment terms, the renewal estimate is adjusted for the effects of a significant financing component.

•Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•SaaS and PaaS arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results require substantial judgment and are based on several assumptions, as described above. These assumptions may turn out to be inaccurate or wrong for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for many reasons, including mergers, changes in their financial condition, or general changes in economic conditions (e.g. economic declines resulting from COVID-19) in the customer’s industry or geographic location. We may also experience delays in the development or delivery of products or services specified in customer contracts, which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue recognized in future periods. Accordingly, there can be no assurance that amounts included in backlog estimates will generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period. Additionally, because certain components of Committed Backlog and all of Renewal Backlog estimates are operating metrics, the estimates are not required to be subject to the same level of internal review or controls as contracted but not recognized Committed Backlog.

Backlog estimates should be considered in addition to, rather than as a substitute for, reported revenue and contracted but not recognized revenue (including deferred revenue).

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, expectations regarding: (i) our focus on and advancement of keeping our employees and their families safe, assuring continuity of service to our customers and preparing the Company to emerge from this challenging time stronger than before, (ii) the temporary impact of the COVID-19 related delays, (iii) building an agile and nimble organization, focusing our investments on real-time payments, large sophisticated global merchants, and fast-growing emerging markets, and (iv) our belief that we have the right team, assets, and strategy to build an organization well positioned for continuous profitable growth and significant value creation.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, the success of our Universal Payments strategy, demand for our products, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, our ability to protect customer information from security breaches or attacks, our ability to adequately defend our intellectual property, exposure to credit or operating risks arising from certain payment funding methods, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, adverse changes in the global economy, worldwide events outside of our control, failure to attract and retain key personnel, litigation, future acquisitions, strategic partnerships and investments, integration of and achieving benefits from the Speedpay acquisition, impairment of our goodwill or intangible assets, restrictions and other financial covenants in our debt agreements, our existing levels of debt, replacement of LIBOR benchmark interest rate, the accuracy of management’s backlog estimates, exposure to unknown tax liabilities, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, volatility in our stock price, and the COVID-19 pandemic. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands, except share and per share amounts)

	September 30, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$133,845	$121,398
Receivables, net of allowances	309,496	359,197
Settlement assets	376,382	391,039
Prepaid expenses	25,913	24,542
Other current assets	24,695	24,200
Total current assets	870,331	920,376
Noncurrent assets
Accrued receivables, net	205,885	213,041
Property and equipment, net	67,028	70,380
Operating lease right-of-use assets	47,017	57,382
Software, net	204,239	234,517
Goodwill	1,280,226	1,280,525
Intangible assets, net	328,257	356,969
Deferred income taxes, net	60,397	51,611
Other noncurrent assets	69,054	72,733
TOTAL ASSETS	$3,132,434	$3,257,534
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$38,932	$37,010
Settlement liabilities	349,510	368,719
Employee compensation	42,638	29,318
Current portion of long-term debt	34,236	34,148
Deferred revenue	59,414	65,784
Other current liabilities	65,452	76,971
Total current liabilities	590,182	611,950
Noncurrent liabilities
Deferred revenue	71,870	53,155
Long-term debt	1,234,319	1,339,007
Deferred income taxes, net	27,270	32,053
Operating lease liabilities	39,952	46,766
Other noncurrent liabilities	45,997	44,635
Total liabilities	2,009,590	2,127,566
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	702	702
Additional paid-in capital	675,941	667,658
Retained earnings	936,344	930,830
Treasury stock	(393,651)	(377,639)
Accumulated other comprehensive loss	(96,492)	(91,583)
Total stockholders’ equity	1,122,844	1,129,968
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,132,434	$3,257,534

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Software as a service and platform as a service	$190,369	$192,952	$563,892	$474,008
License	56,773	92,058	135,038	165,677
Maintenance	53,049	52,638	159,078	159,671
Services	15,692	17,253	49,270	59,018
Total revenues	315,883	354,901	907,278	858,374
Operating expenses
Cost of revenue (1)	158,579	174,168	471,762	444,349
Research and development	33,573	36,543	108,175	111,972
Selling and marketing	22,154	30,417	76,692	92,809
General and administrative	37,000	27,286	102,684	108,122
Depreciation and amortization	33,395	31,169	98,928	79,779
Total operating expenses	284,701	299,583	858,241	837,031
Operating income	31,182	55,318	49,037	21,343
Other income (expense)
Interest expense	(12,925)	(18,987)	(44,238)	(45,924)
Interest income	2,927	2,988	8,781	9,018
Other, net	1,356	(2,369)	(6,361)	(2,879)
Total other income (expense)	(8,642)	(18,368)	(41,818)	(39,785)
Income (loss) before income taxes	22,540	36,950	7,219	(18,442)
Income tax expense (benefit)	6,674	5,136	1,705	(30,018)
Net income	$15,866	$31,814	$5,514	$11,576
Income per common share
Basic	$0.14	$0.27	$0.05	$0.10
Diluted	$0.13	$0.27	$0.05	$0.10
Weighted average common shares outstanding
Basic	116,558	116,169	116,217	116,337
Diluted	117,804	118,307	117,644	118,460
(1) The cost of revenue excludes charges for depreciation but includes amortization of purchased and developed software for resale.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income	$15,866	$31,814	$5,514	$11,576
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	6,260	6,085	18,012	17,916
Amortization	29,230	27,828	86,992	70,627
Amortization of operating lease right-of-use assets	5,344	3,848	14,145	10,877
Amortization of deferred debt issuance costs	1,197	1,226	3,613	2,909
Deferred income taxes	(5,798)	2,008	(10,540)	(39,323)
Stock-based compensation expense	8,061	9,371	22,943	30,328
Other	2,567	898	4,339	2,431
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	12,208	(53,906)	41,261	34,690
Accounts payable	(4,607)	(9,708)	1,680	(8,414)
Accrued employee compensation	5,408	2,903	13,585	1,740
Current income taxes	6,772	(2,902)	(2,595)	(8,536)
Deferred revenue	(7,875)	246	14,361	(17,735)
Other current and noncurrent assets and liabilities	(8,104)	12,362	(21,252)	(20,148)
Net cash flows from operating activities	66,529	32,073	192,058	88,938
Cash flows from investing activities:
Purchases of property and equipment	(3,476)	(8,824)	(14,091)	(18,739)
Purchases of software and distribution rights	(6,499)	(7,265)	(21,556)	(18,565)
Acquisition of businesses, net of cash acquired	—	1,278	—	(757,268)
Other	—	(18,474)	—	(18,474)
Net cash flows from investing activities	(9,975)	(33,285)	(35,647)	(813,046)
Cash flows from financing activities:
Proceeds from issuance of common stock	959	909	2,853	2,662
Proceeds from exercises of stock options	5,396	861	6,518	6,677
Repurchase of stock-based compensation awards for tax withholdings	(26)	(13)	(11,150)	(2,822)
Repurchases of common stock	—	(34,986)	(28,881)	(35,617)
Proceeds from revolving credit facility	—	30,000	30,000	280,000
Repayment of revolving credit facility	(40,000)	—	(109,000)	(15,000)
Proceeds from term portion of credit agreement	—	—	—	500,000
Repayment of term portion of credit agreement	(9,737)	(9,738)	(29,212)	(19,162)
Payments for debt issuance costs	—	—	—	(12,830)
Payments on or proceeds from other debt, net	(5,358)	(5,989)	(10,044)	(8,209)
Net cash flows from financing activities	(48,766)	(18,956)	(148,916)	695,699
Effect of exchange rate fluctuations on cash	(3,166)	2,353	4,952	1,488
Net increase (decrease) in cash and cash equivalents	4,622	(17,815)	12,447	(26,921)
Cash and cash equivalents, beginning of period	129,223	139,396	121,398	148,502
Cash and cash equivalents, end of period	$133,845	$121,581	$133,845	$121,581

Adjusted EBITDA (millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income	$15.9	$31.8	$5.5	$11.6
Plus:
Income tax expense (benefit)	6.7	5.1	1.7	(30.0)
Net interest expense	10.0	16.0	35.5	36.9
Net other income (expense)	(1.4)	2.4	6.4	2.9
Depreciation expense	6.3	6.1	18.0	17.9
Amortization expense	29.2	27.8	87.0	70.6
Non-cash stock-based compensation expense	8.1	9.3	22.9	30.3
Adjusted EBITDA before significant transaction-related expenses	$74.8	$98.5	$177.0	$140.2
Significant transaction-related expenses	12.3	0.9	25.8	22.2
Adjusted EBITDA	$87.1	$99.4	$202.8	$162.4

Segment Information (millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue
ACI On Demand	$190.4	$193.0	$563.9	$475.3
ACI On Premise	125.5	161.9	343.4	383.1
Total	$315.9	$354.9	$907.3	$858.4
Interchange
ACI On Demand	$88.2	$98.8	$251.8	$222.1
Net Revenue
ACI On Demand	$102.2	$94.2	$312.1	$253.2
ACI On Premise	125.5	161.9	343.4	383.1
Total	$227.7	$256.1	$655.5	$636.3
Segment Adjusted EBITDA
ACI On Demand	$33.2	$18.6	$89.4	$35.6
ACI On Premise	$69.6	$99.6	$159.6	$184.9
Segment Net Adjusted EBITDA Margin
ACI On Demand	32%	20%	29%	14%
ACI On Premise	55%	61%	46%	48%

Reconciliation of Adjusted Operating Free Cash Flow (millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net cash flows from operating activities	$66.5	$32.1	$192.1	$88.9
Net after-tax payments associated with significant transaction-related expenses	6.5	2.8	15.5	18.0
Less: capital expenditures	(10.0)	(16.1)	(35.6)	(37.3)
Adjusted Operating Free Cash Flow	$63.0	$18.8	$172.0	$69.6

EPS Impact of Non-cash and Significant Transaction-related Items (millions)	Three Months Ended September 30,
	2020		2019
	EPS Impact	$ in Millions (Net of Tax)	EPS Impact	$ in Millions (Net of Tax)
GAAP net income	$0.13	$15.9	$0.27	$31.8
Adjusted for:
Significant transaction-related expenses	0.08	9.3	0.01	0.7
Amortization of acquisition-related intangibles	0.06	7.1	0.06	7.2
Amortization of acquisition-related software	0.07	8.2	0.07	8.4
Non-cash stock-based compensation	0.05	6.1	0.06	7.1
Total adjustments	$0.26	$30.7	$0.20	$23.4
Diluted EPS adjusted for non-cash and significant transaction-related items	$0.39	$46.6	$0.47	$55.2

EPS Impact of Non-cash and Significant Transaction-related Items (millions)	Nine Months Ended September 30,
	2020		2019
	EPS Impact	$ in Millions (Net of Tax)	EPS Impact	$ in Millions (Net of Tax)
GAAP net income	$0.05	$5.5	$0.10	$11.6
Adjusted for:
Tax benefit from release of valuation allowance	—	—	(0.16)	(18.5)
Significant transaction-related expenses	0.17	19.7	0.14	16.9
Amortization of acquisition-related intangibles	0.18	21.1	0.14	17.1
Amortization of acquisition-related software	0.21	24.3	0.18	20.9
Non-cash stock-based compensation	0.15	17.4	0.19	23.0
Total adjustments	$0.71	$82.5	$0.49	$59.4
Diluted EPS adjusted for non-cash and significant transaction-related items	$0.76	$88.0	$0.59	$71.0

Recurring Revenue (millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
SaaS and PaaS fees	$190.4	$193.0	$563.9	$474.0
Maintenance fees	53.0	52.6	159.1	159.7
Recurring Revenue	$243.4	$245.6	$723.0	$633.7